ASSET PURCHASE AGREEMENT

dated as of July 8, 2005

by and among

GAIAM, INC.,

GT BRANDS LLC,

GT MERCHANDISING & LICENSING LLC,

GYM TIME, LLC,

BSBP PRODUCTIONS LLC

AND

GOODTIMES ENTERTAINMENT LLC

EXHIBITS

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H	Deposit Escrow Agreement
General Assignment and Bill of Sale
Assumption Agreement
363/365 Order
Officer's Certificate of Sellers
Secretary's Certificate of Sellers
Officer's Certificate of Purchaser
Secretary's Certificate of Purchaser

        This ASSET PURCHASE AGREEMENT dated as of July 8, 2005 is made and entered into by and among Gaiam, Inc., a Colorado corporation (“Purchaser”), GT Brands LLC, a Delaware limited liability company (“GT”), GT Merchandising & Licensing LLC, a Delaware limited liability company (“GT Merchandising”), Gym Time, LLC, a South Carolina limited liability company (“Gym Time”), BSBP Productions LLC, a Delaware limited liability company (“BSBP”), and GoodTimes Entertainment LLC, a Delaware limited liability company (“GoodTimes LLC” and, collectively with GT, GT Merchandising, Gym Time and BSBP, “Sellers”). Capitalized terms not otherwise defined herein have the meanings set forth in Section 11.01.

        WHEREAS, Sellers are primarily engaged in the multimedia consumer products marketing business, including, (i) an independent home video entertainment business that acquires and distributes video and other products through a retail distribution network, (ii) the business of marketing video and consumer products primarily through direct response television infomercials and the internet, (iii) other merchandising and licensing activities and (iv) the business conducted by Gym Time (collectively, the “Business”); provided, however, that the term “Business” shall not include Sellers’ business of providing nationwide in-store merchandising support for consumer product sales, which business Sellers conduct through REPS LLC, a Delaware limited liability company (the “Excluded Business”); and

        WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Sellers, substantially all of the assets of Sellers relating to the operation of the Business on the terms and subject to the exceptions set forth herein;

        WHEREAS, in consideration of the assets sold to Purchaser, Purchaser will assume certain specified liabilities of Sellers relating to the Business, all on the terms and subject to the exceptions set forth herein;

        WHEREAS, Sellers will, not later than fourteen (14) days after the date of this Agreement, file voluntary petitions commencing chapter 11 bankruptcy cases (which Sellers shall request to have jointly administered) (hereinafter the “Bankruptcy Cases”) pursuant to Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), the date such petitions are filed being the “Petition Date”; and

        WHEREAS, the Sale Assets (as hereinafter defined) will be sold pursuant to an order of the Bankruptcy Court (the “363/365 Order”) authorizing and approving (1) the sale of the Sale Assets under section 363 of the Bankruptcy Code and (2) the assumption and assignment of the Assigned Contracts (as hereinafter defined) under section 365 of the Bankruptcy Code in accordance with the terms and conditions of this Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE OF ASSETS AND CLOSING

        1.01   Sale Assets.

    (a)               Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, Sellers will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase and pay for, at the Closing, all of each Seller’s right, title and interest in, to and under the following Assets and Properties of such Seller used in connection with the Business, except as otherwise provided in Section 1.01(b), as the same shall exist on the Closing Date (collectively, the “Sale Assets”):

    (i)        Accounts Receivable. All trade accounts receivable and rights to receive payments arising out of sales occurring in the conduct of the Business (whether or not any Seller has sent an invoice in respect of any such receivable), including any rights to receive credit card proceeds and rights of any Seller with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith, net of any amounts that may be setoff against or subject to recoupment from such accounts receivable (the “Accounts Receivable”);

    (ii)        Tangible Personal Property. All demonstration and other equipment, office and other supplies, parts, and other accessories related thereto, furniture, fixtures, machinery and other tangible personal property (other than Inventory) used by any Seller in the conduct of the Business at the locations at which the Business is conducted or at customers’ premises, including but not limited to the items listed in Section 1.01(a)(ii) of the Disclosure Schedule (the “Tangible Personal Property”);

    (iii)        Business Contracts. Subject to Section 1.06, all Contracts (other than the Excluded Contracts, Real Property Leases, Personal Property Leases and the Collective Bargaining Arrangement) to which any Seller is a party and which are utilized in the conduct of the Business, including but not limited to Contracts relating to customers, suppliers, licensing, production, infomercials, distribution, purchase orders, marketing arrangements, manufacturing arrangements and talent agreements (the “Business Contracts”); provided, however, if Purchaser notifies Sellers, on or prior to the close of business on the first Business Day after the conclusion of the Auction, that Purchaser does not want to acquire certain Contracts, then the Business Contracts shall not include any such Contracts;

    (iv)        Prepaid Expenses. All prepaid expenses relating to the Business, including but not limited to the items listed in Section 1.01(a)(iv) of the Disclosure Schedule, subject to any reductions therefrom resulting from any right or setoff or recoupment that the holders of such prepaid expenses may have (the “Prepaid Expenses”);

    (v)        Intangible Personal Property. All Intellectual Property and rights or licenses to use third party software used in the conduct of the Business, including but not limited to the name “GoodTimes Entertainment” and any logo related thereto and the Intangible Personal Property;

    (vi)        Licenses. To the extent their transfer is permitted under applicable Laws and subject to Section 1.06, all Licenses utilized in the conduct of the Business, including but not limited to the Licenses listed in Section 1.01(a)(vi) of the Disclosure Schedule (the “Business Licenses”);

    (vii)        Books and Records. All Books and Records used in the conduct of the Business or otherwise relating to the Sale Assets, other than the Excluded Books and Records (the “Business Books and Records”);

    (viii)        Inventory. All inventories of raw materials, work-in-process, finished goods, products under research and development, and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, or located at customers’ premises on consignment, in each case, which are used by any Seller in the conduct of the Business (other than inventory which is the subject of any Contract that is not a Business Contract), including but not limited to the items listed in Section 1.01(a)(viii) of the Disclosure Schedule (the “Inventory”);

    (ix)        Personal Property Leases. Subject to Section 1.06, the leases of Tangible Personal Property described in Section 1.01(a)(ix) of the Disclosure Schedule (other than the Excluded Contracts), together with any options to purchase the underlying property (the “Personal Property Leases”);

    (x)        Deposits. All deposits and advances deposited by or on behalf of any Seller, subject to any reductions therefrom resulting from any right of setoff or recoupment that the holders of such deposits may have, other than (A) deposits in connection with the Excluded Assets and (B) funds held as retainers by Sellers’ legal, financial, restructuring or other professional advisors (the “Security Deposits”);

    (xi)        Advances. All royalty or other advances made by any Seller to any Person in connection with any of the Business Contracts (the “Advances”); and

    (xii)        Other Assets and Properties. All other Assets and Properties of any Seller used in connection with the Business except as otherwise provided in Section 1.01(b) (the “Other Assets”).

    To        the extent any of the Business Books and Records are items susceptible to duplication and are either (x) used in connection with any of Sellers’ or their Affiliates’businesses other than the Business or (y) are required by Law to be retained by any Seller or such Affiliates, Sellers or such Affiliates may deliver photostatic copies or other reproductions from which, in the case of Business Books and Records referred to in clause (x), information solely concerning Sellers’ or such Affiliates’ businesses other than the Business has been deleted. Sellers shall be entitled to retain one duplicate copy of the Business Books and Records to be used solely for the purpose of the winding up of the Sellers’ businesses and the Bankruptcy Cases.

    (b)        Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following Assets and Properties of Sellers (the “Excluded Assets”) shall be excluded from and shall not constitute Assets:

    (i)        Cash. Cash (including checks received prior to the close of business on the Closing Date, whether or not deposited or cleared prior to the close of business on the Closing Date), commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents;

    (ii)        Insurance. Life insurance policies of officers and other employees of any Seller and all other insurance policies relating to the operation of the Business;

    (iii)        Employee Benefit Plans. All assets owned or held by any Seller’s benefit plans or any benefit plans of any Affiliate of any Seller in which the Employees participate;

    (iv)        Tax Refunds. All refunds or credits, if any, of Taxes due to or from any Seller;

    (v)        Personal Property. The personal property described in Section 1.01(b)(v) of the Disclosure Schedule;

    (vi)        Excluded Books and Records and Securities. The minute books, stock transfer books and corporate seal of any Seller and any other Books and Records used exclusively in the Excluded Business (the “Excluded Books and Records”) and any securities issued by Sellers and their subsidiaries;

    (vii)        Litigation Claims; Avoidance Actions. Any rights (including indemnification) and claims and recoveries under litigation of any Seller against third parties arising out of or relating to events prior to the Closing Date, and Sellers’ claims and causes of action under sections 502(d), 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code;

    (viii)        Intercompany Receivables. All accounts receivable owing from any Affiliate of any Seller to such Seller described in Section 1.01(b)(viii) of the Disclosure Schedule;

    (ix)        Rights Hereunder. Sellers’ rights under this Agreement and the Operative Agreements;

    (x)        Excluded Contracts. The Contracts and personal property leases described in Section 1.01(b)(x) of the Disclosure Schedule (the “Excluded Contracts”);

    (xi)        Real Property Leases and Excluded Business Contracts. The real property leases described in Section 1.01(b)(xi) of the Disclosure Schedule (the “Real Property Leases”) and any Contracts that are not Business Contracts;

    (xii)        Excluded Business. Any Sale Assets that are used exclusively in connection with the Excluded Business, including, without limitation, the items listed in Section 1.01(b)(xii) of the Disclosure Schedule.

         1.02   Liabilities.

    (a)        Assigned Contracts; Assumed Liabilities. Except as expressly provided below, Purchaser is not assuming any Liabilities, Taxes or other obligations of Sellers and all such Liabilities, Taxes and obligations shall be and remain the responsibility of Sellers. To the extent that Sellers are assuming and assigning to Purchaser executory contracts and unexpired leases (including Business Contracts and Personal Property Leases) hereunder (the “Assigned Contracts”), such Assigned Contracts shall be assumed by Sellers and assigned to Purchaser in accordance with the requirements of section 365 of the Bankruptcy Code, and Sellers shall be obligated to cure all defaults, including paying all required cure amounts (“Cure Amounts”) as may be required to the extent such defaults are required to be cured and such Cure Amounts are required to be paid as a condition to assumption and assignment of such executory contracts and unexpired leases pursuant to the 363/365 Order and section 365 of the Bankruptcy Code. Sellers shall cure such defaults and pay all such Cure Amounts no later than the Closing Date. With respect to each Contract listed on Schedule 1.02(a), (A) Purchaser shall notify Sellers, in accordance with the procedures in Section 1.01(a)(iii), if Purchaser does not want to acquire such Contract, in which case such Contract shall not be deemed a Business Contract, and such Contract will not be assigned by Sellers to Purchaser or (B) if Purchaser fails to so notify Sellers regarding any such Contract in accordance with the procedures in Section 1.01(a)(iii) (or if Purchaser notifies Sellers that Purchaser does want to acquire such Contract), then such Contract will be deemed an Assigned Contract and Purchaser shall, on the Closing Date, reimburse Sellers in accordance with Sections 1.04(a) and 1.05 for all Cure Amounts due with respect to such Contract (the “Purchaser’s Cure Payment”). Purchaser shall provide adequate assurance of future performance of the Assigned Contracts as may be required by the Bankruptcy Court.

    (b)        Purchaser shall assume and perform after the Closing Date only the following liabilities and obligations (the “Assumed Liabilities”):

    (i)        Obligations under Business Contracts and Business Licenses. The obligation to perform and satisfy any and all obligations and liabilities under the Business Contracts acquired by Purchaser and Business Licenses from and after the Closing Date (including, without limitation, under any Business Contract or Business License acquired by Purchaser that relates to the Sale Assets described in Section 1.01(a)(v));

    (ii)        Personal Property Lease Obligations. The obligation to perform and satisfy any and all obligations and liabilities under the Personal Property Leases from and after the Closing Date;

    (iii)        Returned Products. All Liabilities of any Seller for replacement of, or refund for, damaged, defective or returned products, to the extent such products are subject to full return privileges from the supplier thereof; and

    (iv)        Other Liabilities. All trade payables and royalties arising from the Business Contracts that are accrued but not yet due as of the Closing Date, and any additional Liabilities (not to exceed Sellers’ accruals with respect to such Liabilities) to the vendors listed under the heading “Key Business Systems” on Schedule 6.02, but only to the extent necessary in order to continue Sellers’ current relationship with any such vendor.

        1.03    Bidding Procedures.

    (a)        On the Petition Date Sellers shall file a motion (the “Bidding Procedures Motion”) with the Bankruptcy Court seeking entry of an order (the “Bidding Procedures Order”) approving bidding procedures consistent with the terms of Section 1.03(b) of this Agreement and the additional detailed bidding procedures set forth on Schedule 1.03(a) (with such changes therein as the Bankruptcy Court may require that are not inconsistent with the express requirements of this Agreement and are reasonably satisfactory to Purchaser, the “Bidding Procedures”). The Bidding Procedures Order shall require that notices of all objections to the Bidding Procedures shall be served upon, among other parties, counsel to the Purchaser. Sellers shall request that the Bankruptcy Court hold the hearing on the Bidding Procedures as soon as practicable after the filing of the Bidding Procedures Motion consistent with the Federal Rules of Bankruptcy Procedure and applicable local rules (without requiring that the Sellers seek to have such hearing held on shortened or expedited notice).

    (b)        The Bidding Procedures shall include the following and the other procedures set forth on Schedule 1.03(a):

    (i)        In the event that this Agreement is terminated (A) by either party pursuant to Sections 10.01(a), (c) or (f), or (B) by Purchaser pursuant to Sections 10.01(b), (d), (g), (h), (i) or (j), promptly following the closing of an Alternative Transaction, Sellers shall immediately pay or cause to be paid to Purchaser a breakup fee in cash equal to $1.5 million(the “Breakup Fee”) less any amounts paid to Purchaser pursuant to Section 1.03(b)(ii), provided that Purchaser was not in material breach of this Agreement at the time of such termination or at the time Sellers sought Bankruptcy Court approval of an Alternative Transaction. The Breakup Fee shall be payable only (A) from the proceeds payable to Sellers pursuant to an Alternative Transaction and (B) at the time of consummation of an Alternative Transaction. Upon payment of the Breakup Fee, Sellers, their Affiliates, and their Representatives shall be fully released and discharged from any liability or obligation under or resulting from this Agreement (other than those set forth in Section 12.06) and Purchaser shall not have any other remedy or cause of action under or relating to this Agreement or any applicable Law including, without limitation, for reimbursement of expenses.

    (ii)        If (A) this Agreement is terminated (x) by either party pursuant to Sections 10.01(a) or (c), or (y) by Purchaser pursuant to Sections 10.01(b), (d), (g), (h), (i) or (j), and (B) Purchaser is not in material breach of this Agreement at the time of such termination, and (C) Purchaser has tendered to Sellers written evidence of Purchaser’s willingness and ability to close the transactions described in this Agreement on the terms and conditions described herein, Sellers shall pay (in cash) to Purchaser an amount equal to the reasonable and documented costs and out-of-pocket expenses incurred by Purchaser in connection with its legal, financial advisory, accounting and business due diligence and the preparation and negotiation of this Agreement in an amount not to exceed $500,000 (the “Expense Reimbursement”). Purchaser shall have a superpriority administrative expense claim in the amount of the Expense Reimbursement, and Sellers shall secure an agreement from the secured creditors with a first lien on substantially all of Sellers’ assets that the Expense Reimbursement shall be paid by Sellers from the secured creditors’ collateral. The Expense Reimbursement shall be paid to Purchaser not later than ten (10) Business Days after the first date on which the last of the conditions set forth in the first sentence of this Section 1.03(b)(ii) have been satisfied. Upon payment of the Expense Reimbursement, Sellers, their Affiliates, and their Representatives shall be fully released and discharged from any liability or obligation under or resulting from this Agreement (other than those set forth in Section 12.06) and Purchaser shall not have any other remedy or cause of action under or relating to this Agreement or any applicable Law.

    (iii)        The Bidding Procedures Order shall provide that Sellers are authorized and directed to pay the Breakup Fee or the Expense Reimbursement, as applicable, in accordance with the terms of this Agreement and the Bidding Procedures Order without further order of the Bankruptcy Court.

    (iv)        No party (other than Purchaser) submitting any other offer to purchase the Sale Assets or a Qualified Bid (as defined herein) shall be entitled to any expense reimbursement or any breakup or termination fee payment.

    (v)        Prior to receipt by any other prospective purchaser (“Alternative Purchaser”) of any information (including, but not limited to, business and financial information and access to representatives of Seller) from Seller, each Alternative Purchaser will be required to execute an appropriate (as may be determined in the reasonable discretion of Sellers) confidentiality agreement.

    (vi)        An Alternative Purchaser will not be considered by Sellers as qualified to participate in the auction process (a “Qualified Bidder”) contemplated by the Bid Procedures (the “Auction”) unless as part of its bid, such Alternative Purchaser (A) submits to Sellers a copy of this Agreement marked to show changes (including, without limitation, the price and the specific assets to be purchased), (B) presents information to Sellers to demonstrate to the reasonable satisfaction of Sellers that such bidder has the ability to (x) consummate the acquisition of the Sale Assets and (y) provide all non-debtor parties to the executory contracts and unexpired leases that are Assumed Liabilities with adequate assurance of future performance as contemplated by section 365(b) of the Bankruptcy Code and (C) submits a Qualified Bid.

    (vii)        A “Qualified Bid” is one that is received by the Sellers on or prior to the fifth Business Day prior to the Auction and (I) provides for a purchase price for the Sale Assets (or any portion thereof) equal to at least the sum of (A)  the Purchase Price; (B) the Breakup Fee; and (C) $500,000 and contains such other terms and conditions that, in the determination of the Sellers after consultation with the Bank Group and the Creditors’ Committee, otherwise constitutes a higher and better offer, (II) includes a good faith deposit in the amount equal to Purchaser’s Earnest Money, and (III) does not contain financing contingencies of any kind. This Agreement shall be deemed to be a Qualified Bid and Purchaser shall be deemed to be a Qualified Bidder. Sellers shall, not later than three Business Days prior to the Auction, provide Purchaser with a list of the Qualified Bidders, the amounts of the Qualified Bids and, to the extent that any Qualified Bid contains consideration other than cash, a description of the form of such consideration.

    (viii)        The Bidding Procedures Order will provide that the asset purchase agreement entered into with respect to the Winning Bid shall require that the closing date under such agreement be no later than the later of: (i) 15 Business Days after the entry of the 363/365 Order and (ii) 3 Business Days after all of the other third party consents are obtained. If one or more Qualified Bids (in addition to this Agreement) are submitted in accordance with the Bidding Procedures, Sellers will conduct a public outcry Auction. At the commencement of the Auction, Sellers shall announce the highest and best overbid. Thereafter, any overbids must be higher in value than the then current highest and best overbid in an amount not less than $500,000. In the event that a Qualified Bidder seeks to increase its bid with some form of consideration other than cash, the Qualified Bidder shall be required to identify the form of consideration in connection with making its bid (provided that such Qualified Bidder must have included notice of such consideration in its initial Qualified Bid). When no Qualified Bidder has submitted an overbid within the hour after the last bid, Sellers, in consultation with the Bank Group and the Creditors’ Committee, shall have the right to select the highest or otherwise best offer from any Qualified Bidder (the “Winning Bid”). Sellers will inform all Qualified Bidders of the basis for determining that the Winning Bid is the highest or otherwise best offer. Any Qualified Bidder that believes its last bid was higher and better than the Winning Bid will be entitled to make a presentation to the Sellers and any representatives of the Bank Group and Creditors’ Committee in attendance at the Auction as to the value of its bid. Following such presentations, the Sellers, in consultation with the Bank Group and Creditors’ Committee, may identify a different bid as the Winning Bid or reopen the Auction. If a different bid is selected as the Winning Bid, the same procedure will be followed a second time. Following selection of the Winning Bid, Sellers, in consultation with the Bank Group and the Creditors’ Committee, shall select an alternative, next highest and best bid to the Winning Bid (the “Next Highest Bid”). The bidder with the Next Highest Bid shall be required to keep its bid open until the closing of the Winning Bid, and to close the Next Highest Bid with Sellers in the event the Winning Bid fails to close. Purchaser shall keep the highest bid made by it at the Auction open until August 31, 2005 whether or not it is the bidder with the Next Highest Bid.

    (ix)        Deposits made by Qualified Bidders (other than the Winning Bidder, the Next Highest Bidder and the Purchaser) shall be returned to such Qualified Bidders not later than five (5) Business Days following the Auction. The deposit made by the Winning Bidder shall be credited against the purchase price paid by the Winning Bidder or, if the Winning Bidder materially breaches the terms of its winning bid, retained by Sellers. In the event Sellers close with the Winning Bidder, the deposit made by the Next Highest Bidder shall be returned to the Next Highest Bidder within five (5) Business Days of such closing. The Earnest Money shall be applied in accordance with Section 1.03(c).

    (x)        Only the Qualified Bidders who submitted Qualified Bids, any other person permitted to participate in the Auction by order of the Bankruptcy Court and Purchaser may participate in the Auction. Sellers agree that they will not request the Bankruptcy Court to authorize participation in the Auction by any person not submitting a Qualified Bid.

    (xi)        With Purchaser’s prior consent (which shall not be unreasonably withheld), Sellers shall be entitled to adopt, in consultation with the Bank Group and the Creditors’ Committee, additional rules for the conduct of the auction not inconsistent with the Bidding Procedures.

    (c)        Upon execution of this Agreement, Purchaser shall deliver a deposit (the “Earnest Money”) in the amount of $1.5 million, payable by wire transfer of immediately available U.S. funds to Wells Fargo Bank, National Association (the “Escrow Agent”), to be deposited into a separate, interest bearing account, accompanied by Purchaser’s federal tax identification number, all in accordance with the Deposit Escrow Agreement. Interest earned on the Earnest Money shall be credited to and become part of the Earnest Money. The Earnest Money shall be held by the Escrow Agent and disbursed in accordance with one of the following provisions, whichever shall apply:

    (i)        If the Closing occurs, then at Closing, the amount of the Earnest Money shall be credited toward the Purchase Price and paid to Sellers;

    (ii)        If this Agreement is terminated by Sellers pursuant to Section 10.01(e) or (h) (in the event all conditions to the Closing are satisfied (other than conditions which are to be performed by Sellers at the Closing Date, in which case Sellers must be ready, willing and able to comply with such conditions) so as to permit the Closing to occur prior to the Outside Date, but the Closing has not occurred solely due to Purchaser’s failure to satisfy the closing conditions set forth in Sections 7.03 or 7.07 (including, without limitation, failure to pay the Purchase Price pursuant to Section 1.05)), then, in accordance with the timing and procedures set forth in the Deposit Escrow Agreement, the Earnest Money shall be paid to Sellers; or

    (iii)        If this Agreement is terminated for any other reason, then, in accordance with the timing and procedures set forth in the Deposit Escrow Agreement, the Earnest Money shall be returned to Purchaser.

    (d)        The parties agree that amounts that may become payable pursuant to Sections 1.03(b)(i),(ii) or 10.03 are reasonable and are intended to reimburse Sellers or Purchaser, as the case may be, for a portion of the expenses and other costs or harm incurred in connection with this Agreement, and are not, and are not intended to be, a penalty.

        1.04   Purchase Price; Allocation.

    (a)            Purchase Price. The aggregate purchase price for the Sale Assets is $40,000,000 in cash (the “Base Price”) plus the Assumed Liabilities, subject to any positive or negative adjustments as described in Section 1.04(b) (the Base Price, plus the Assumed Liabilities and plus or minus such adjustments, the “Purchase Price”). The Purchase Price is payable at the Closing in the manner provided in Section 1.05.

    (b)            Working Capital and Net Assets Adjustment.

    (i)                Subject to the next succeeding sentence, the Base Price shall be increased by an amount equal to any positive Initial Adjustment Amount and any positive Final Adjustment Amount, if any, and decreased by an amount equal to any negative Initial Adjustment Amount and any negative Final Adjustment Amount, if any. Notwithstanding the foregoing, the parties agree that in no event shall the sum of the Initial Adjustment Amount and/or the Final Adjustment Amount result in a change in the Base Price of more than fifteen percent (15%). The Base Price shall be decreased by an amount equal to any negative Initial Net Assets Amount and any negative Final Net Assets Amount.

    (ii)                Not later than two (2) days prior to Closing, Sellers shall present Purchaser with the Initial Adjustment Statement and Initial Net Assets Statement (collectively, the “Initial Statements”). At the Closing, Purchaser shall pay the Base Price as increased or decreased by the Initial Adjustment Amount and Initial Net Assets Amount, if any, set forth on the Initial Statements. Prior to Sellers’ delivery of the Initial Statements, Sellers shall, at the reasonable request of Purchaser, meet with Purchaser to discuss the Initial Statements, provided that such right to meet and discuss the Initial Statements shall not provide Purchaser with a right to dispute the Working Capital amount or Net Assets amount set forth in the Initial Statements, and such amounts shall be deemed final for purposes of determining the Initial Adjustment Amount and the Initial Net Assets Amount.

    (iii)                Sellers shall provide Purchaser and its Affiliates and Representatives with reasonable access to Sellers’ books and records to assist Purchaser in verifying the Initial Adjustment Amount and the Initial Net Assets Amount and, after the Closing Date, Purchaser shall grant Sellers and their Affiliates and Representatives access at reasonable times and places to all former Employees hired by Purchaser (provided that Purchaser shall have the right to be present at any meeting held between Sellers and any such former Employee) and the books and records relating to the Business, Sale Assets and the Assumed Liabilities that are reasonably requested in connection with Sellers’ preparation of the Final Adjustment Statement and the Final Net Assets Statement (collectively, the “Final Statements”).

    (iv)                On or prior to the 45th day after the Closing, Sellers shall present Purchaser with the Final Statements, which include any adjustments resulting from a physical count of the Inventory conducted as of approximately August 31, 2005. The Final Statements shall become final and binding on the Sellers and the Purchaser as to the Final Adjustment Amount and the Final Net Assets Amount on the 10th day following the date the Final Statements are received by Purchaser, unless prior to the 10th day Purchaser shall deliver to Sellers written notice of Purchaser’s disagreement with the contents of either of the Final Statements (the “Disputed Items”). The written notice shall set forth all Disputed Items together with Purchaser’s proposed changes to such Disputed Items. If Purchaser delivers a timely written notice, then Purchaser and Sellers shall use their good faith efforts to reach a written agreement on the Disputed Items to determine the Final Adjustment Amount and the Final Net Assets Amount. If all of the Disputed Items have not been resolved by the fifteenth (15th) day following Purchaser’s receipt of the relevant Final Statement, the Disputed Items shall be submitted to binding arbitration by an independent accounting firm mutually selected by Purchaser and Sellers (the “Independent Accountant”). In the event Purchaser and Sellers are unable to mutually select the Independent Accountant firm by the twentieth (20th) day after Purchaser’s receipt of the relevant Final Statement, the matter shall be brought before the Bankruptcy Court for the Bankruptcy Court to appoint an Independent Accountant to serve as the arbitrator. The Independent Accountant (i) shall render a final determination only with respect to the Disputed Items, (ii) shall utilize the Accounting Principles and the Accounting Adjustments without modification and (iii) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Any finding by the Independent Accountant shall be a reasoned award stating in reasonable detail the findings of fact (if any) on which it is based, shall be final, non-appealable and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding the Disputed Items. The fees and expenses of the services of the Independent Accountant shall be borne by Sellers, on the one hand, and Purchaser, on the other, in the same proportion that the dollar amount of Disputed Items which are not resolved in favor of Sellers or Purchaser (as applicable) bears to the total dollar amount of Disputed Items resolved by the Independent Accountant. For illustration purposes only, (A) if the total amount of Disputed Items by Purchaser is $1,000, and Purchaser is awarded $500 by the Independent Accountant, Purchaser, on the one hand, and Sellers, on the other, shall bear the Independent Accountant’s fees and expenses equally; or (B) if the total amount of Disputed Items by Purchaser is $1,000, and Purchaser is awarded $250 by the Independent Accountants, Purchaser shall bear seventy-five percent (75%) and Sellers shall bear twenty-five percent (25%) of the Independent Accountant’s fees and expenses. Each of Sellers and Purchaser shall bear the fees, costs and expenses of its own accountants and all of its other expenses incurred in connection with matters contemplated by this Section 1.04(b).

    (v)                The “Final Adjustment Amount” shall be a positive or negative amount equal to Working Capital reflected on the Final Adjustment Statement (as finally determined in accordance with Section 1.04(b)(iv)) less Working Capital reflected on the Initial Adjustment Statement. For purposes of calculating the Final Adjustment Amount, Working Capital as of the Closing Date shall be increased by an amount equal to any negative Final Net Assets Amount. Purchaser will pay to Sellers any positive Final Adjustment Amount and Sellers will, subject to the last sentence of Section 1.04(b)(i), pay to Purchaser any negative Final Adjustment Amount, in either case within five (5) Business Days after such final determination by wire transfer in immediately available funds.

    (vi)                The “Final Net Assets Amount” shall be a positive or negative amount equal to Net Assets reflected on the Final Net Assets Statement (as finally determined in accordance with Section 1.04(b)(iv)) less Net Assets reflected on the Initial Net Assets Statement. Sellers will pay to Purchaser any negative Final Net Assets Amount within five (5) Business Days after such final determination by wire transfer in immediately available funds.

    (vii)                For the purposes of calculating Working Capital and Net Assets, the amount of Accounts Receivable as of the Closing Date shall: (i) be determined in accordance with the Accounting Principles and consistent with Sellers’ past practice of recording Accounts Receivable upon shipment of goods to customers; (ii) be increased by the aggregate amount of debit memos recorded as of the Closing Date in connection with customer charge-backs ; and (iii) be decreased by the aggregate amount of credit memos recorded as of the Closing Date in connection with credit granted for returns received and customer allowance issued upon resolution of charge-back or customer dispute or claim. Sellers shall promptly record and resolve all debit and credit memos, consistent with past practice.

    (viii)                (A) Subject to clause (B) below, to the extent that any funds provided to Sellers through its banking and/or affiliate relationships are unspent as of the Closing Date or have been utilized to retire payables incurred in the normal course of business, such funds shall be deducted from Working Capital in computing the Initial Adjustment Amount and the Final Adjustment Amount. To the extent that any funds so provided are or have been utilized for any other purpose (including, without limitation to pay the fees and expenses of legal, investment, restructuring and other professional advisors (including retainers), and other fees and expenses relating to (i) Sellers’ consideration of strategic alternatives and conducting of a sales process with respect to its assets and (ii) the preparation for, and filing and administration of, the Bankruptcy Cases), such funds shall not be deducted from Working Capital in computing the Initial Adjustment Amount and the Final Adjustment Amount.

    (B)                Notwithstanding anything to the contrary contained in the first sentence of paragraph (a) above, in no event shall any funds provided to Sellers through its affiliate relationships between January 1, 2005 and April 30, 2005 be deducted from Working Capital in computing the Initial Adjustment Amount and the Final Adjustment Amount.

    (c)            Allocation of Purchase Price. Purchaser shall determine the allocation of the consideration paid by Purchaser for the Sale Assets. Each party hereto agrees (i) that any such allocation shall be consistent with the requirements of Section 1060 of the Code and the regulations thereunder, (ii) to complete jointly and to file separately Form 8594 with its Federal income Tax Return consistent with such allocation for the tax year in which the Closing Date occurs and (iii) that no party will take a position on any income, transfer or gains Tax Return, before any Governmental or Regulatory Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other party.

        1.05    Closing. The Closing will take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, NY 10005, or at such other place as Purchaser and Sellers mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser will pay the Base Price, as adjusted by the Initial Adjustment Amount and the Initial Net Assets Amount in accordance with Section 1.04(b), plus, if applicable, the Purchaser’s Cure Payment, and less the amount of Earnest Money released to Sellers by the Escrow Agent, by wire transfer of immediately available funds to such account or accounts as Sellers may reasonably direct by written notice delivered to Purchaser by Sellers at least two (2) Business Days before the Closing Date. Simultaneously, (a) Sellers will assign and transfer to Purchaser all of their right, title and interest in and to the Sale Assets (free and clear of all Liens, other than Permitted Liens) by delivery of (i) a General Assignment and Bill of Sale substantially in the form of Exhibit B hereto (the “General Assignment”), duly executed by Sellers and (ii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser’s counsel, as shall be effective to vest in Purchaser good title to the Sale Assets (the General Assignment and the other instruments referred to in clause (ii) being collectively referred to herein as the “Assignment Instruments”), and (b) Purchaser will assume from Sellers the due payment, performance and discharge of the Assumed Liabilities by delivery of (i) an Assumption Agreement substantially in the form of Exhibit C hereto (the “Assumption Agreement”), duly executed by Purchaser, and (ii) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to Sellers’ counsel, as shall be effective to cause Purchaser to assume the Assumed Liabilities as and to the extent provided in Section 1.02(a) (the Assumption Agreement and such other instruments referred to in clause (ii) being collectively referred to herein as the “Assumption Instruments”). At the Closing, there shall also be delivered to Sellers and Purchaser the certificates and other documents required to be delivered under Articles VI and VII.

        1.06   Third-Party Consents. Purchaser acknowledges that the 363/365 Order will authorize the assumption and assignment of the Assigned Contracts without the requirement of any consent by the parties thereto. To the extent any Assigned Contract is not assumable and assignable by Sellers to Purchaser under section 365 of the Bankruptcy Code without the consent of the parties thereto, Sellers and Purchaser shall use their commercially reasonable efforts prior to Closing to obtain all such required consents of third parties which are necessary for the consummation of the transactions contemplated hereby (without conditions materially adverse to Purchaser). All such third-party consents shall be in writing and executed counterparts thereof shall be delivered to Purchaser promptly after Sellers’ receipt thereof but in no event later than two (2) Business Days prior to the Closing Date. Notwithstanding the foregoing or anything contained herein to the contrary, this Agreement shall not constitute an agreement to assign any Personal Property Lease, Business Contract or Business License or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a default thereof or in any way materially adversely affect the rights of Purchaser thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Purchaser would not receive all such rights, Sellers shall use their commercially reasonable efforts after Closing to provide to Purchaser the benefits under any such Personal Property Lease, Business Contract or Business License or any claim or right, including, without limitation, enforcement for the benefit of Purchaser of any and all rights of Seller against a third party thereto arising out of the default or cancellation by such third party or otherwise. Sellers’ failure to obtain any of the consents referenced in the preceding sentence (other than those listed in Schedule 6.06) shall not relieve Purchaser from its obligation to consummate the transactions contemplated by this Agreement if all of the conditions set forth in Article VIhave been fulfilled.

        1.07    Further Assurances; Post-Closing Cooperation.

    (a)            Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at Purchaser’s request and expense, Sellers shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Sale Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Business and the Sale Assets and to assist Purchaser in exercising all rights with respect thereto.

    (b)            Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any party to this Agreement or any of the Operative Agreements, (v) in connection with any actual or threatened Action or Proceeding or (vi) in connection with the winding up of Sellers’ businesses and the Bankruptcy Cases. Further each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

    (c)            If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense. Any information obtained by such party in accordance with this paragraph shall be held confidential by such party in accordance with Section 12.06.

    (d)            Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance paragraph (c) of this Section shall be subject to applicable rules relating to discovery.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

        Each Seller hereby represents and warrants, individually and not jointly, to Purchaser as follows (to the extent any of the following representations and warranties of Sellers relate to actions taken or to be taken by Sellers on or after the Petition Date, such representations and warranties are qualified by and subject to the entry of the 363/365 Order):

        2.01   Corporate Existence. Such Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was formed, and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Sale Assets.

        2.02    Authority. Such Seller has full power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to sell and transfer (pursuant to this Agreement) its Sale Assets. The execution and delivery by such Seller of this Agreement and the Operative Agreements to which it is a party, and the performance by such Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action on its part, no other action on its part being necessary. This Agreement has been duly and validly executed and delivered by such Seller and constitutes, and upon the execution and delivery by such Seller of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their terms.

        2.03   No Conflicts. The execution and delivery by such Seller of this Agreement do not, and the execution and delivery by such Seller of the Operative Agreements to which it is a party, the performance by such Seller of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

    (a)            conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of formation, operating agreement or by-laws (or other comparable charter documents) of such Seller;

    (b)            subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.04 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Seller or any of its Assets and Properties (other than such conflicts, violations or breaches (i) which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement or any of such Operative Agreements or to have a Material Adverse Effect or (ii) as would occur solely as a result of the legal or regulatory status of Purchaser or any of its Affiliates); or

    (c)            except as disclosed in Section 2.03 of the Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to adversely affect the ability of such Seller to consummate the transactions contemplated hereby or by any such Operative Agreements or to perform its obligations hereunder or thereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require such Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon such Seller or any of its Assets or Properties under, any Contract or License to which such Seller is a party or by which any of its Assets and Properties is bound.

        2.04   Governmental Approvals and Filings. Except as disclosed in Section 2.04 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of such Seller is required in connection with the execution, delivery and performance by such Seller of this Agreement or any of the Operative Agreements to which it is a party or the consummation by such Seller of the transactions contemplated hereby or thereby, except (i) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement or any of such Operative Agreements or to perform its obligations hereunder or thereunder, or to have a Material Adverse Effect, and (ii) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

        2.05    Financial Statements and Condition.

    (a)               Prior to the execution of this Agreement, Sellers have made available to Purchaser true and complete copies of the draft audited balance sheet of the Business as of December 31, 2004, the related draft audited statement of operations for the fiscal year then ended, the unaudited balance sheet of the Business as of March 31, 2005, and the related unaudited statement of operations for the fiscal quarter then ended (the “Financial Statements”). Except as disclosed in Section 2.05(a) of the Disclosure Schedule, the Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of the Business as of December 31, 2004 and for the fiscal year then ended (subject to year-end adjustments and full footnote disclosure).

    (b)            Since December 31, 2004, except as disclosed in Section 2.05(b) of the Disclosure Schedule or any other Section of the Disclosure Schedule, Sellers have not incurred any Liabilities which in the aggregate could reasonably be expected to have a Material Adverse Effect.

        2.06     Legal Proceedings. Except as disclosed in Section 2.06 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

    (a)            there are no Actions or Proceedings pending or, to the Knowledge of Sellers, threatened against, relating to or affecting any Seller with respect to the Business or any of its Assets and Properties which could reasonably be expected (i) to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements, or (ii) individually or in the aggregate with other such Actions or Proceedings, to have a Material Adverse Effect; and

    (b)            there are no Orders outstanding against any Seller which, individually or in the aggregate with other such Orders, could reasonably be expected to have a Material Adverse Effect.

        2.07    Compliance With Laws and Orders. Except as disclosed in Section 2.07 of the Disclosure Schedule, no Selleris in violation of or in default under any Law or Order applicable to the Business or the Sale Assets the effect of which, individually or in the aggregate with other such violations and defaults, could reasonably be expected to be have a Material Adverse Effect.

        2.08   Tangible Personal and Real Property. Such Selleris in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all the Tangible Personal Property used by it in, and individually or in the aggregate with other such property material to, the Business. All the Tangible Personal Property is free and clear of all Liens, other than Permitted Liens, Liens disclosed in Section 2.08 of the Disclosure Schedule or Liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Seller does not own any real property.

        2.09    Intellectual Property Rights. Section 1.01(a)(v) of the Disclosure Schedule discloses all material Intellectual Property used by such Seller in the Business, each of which such Seller either has all right, title and interest in or a valid and binding rights under Contract to use. Except as disclosed in Section 2.09 of the Disclosure Schedule, (i) to the Knowledge of Sellers, such Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Contract to use the Intangible Personal Property the effect of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (ii) to the Knowledge of Sellers, the Intangible Personal Property that is owned by such Seller is not being infringed by any other Person. Such Seller has not received notice that such Seller is infringing any Intellectual Property of any other Person in connection with the conduct of the Business, to the Knowledge of Sellers no claim is pending or has been made to such effect that has not been resolved and, to the Knowledge of Sellers, such Seller is not infringing any Intellectual Property of any other Person the effect of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        2.10    Contracts.

    (a)       Section 2.10(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto, have been made available to Purchaser prior to the execution of this Agreement) to which such Seller is a party or by which any of its Sale Assets is bound:

    (i)       all material Contracts (excluding benefit plans and the Collective Bargaining Arrangement) providing for (A) a commitment of employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any Employee or (B) employment outsourcing;

    (ii)       all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of such Seller to engage in any business activity or compete with any Person in connection with the Business or prohibiting or materially limiting the ability of any Person to compete with such Seller in connection with the Business;

    (iii)       all material partnership, joint venture or shareholders’ Contracts with any Person in connection with the Business;

    (iv)       all material Contracts with customers, distributors, dealers, manufacturer’s representatives, sales agencies or franchises with whom such Seller deals in connection with the Business;

    (v)       all material Contracts relating to licensing, production, manufacturing, talent and infomercials with any Person in connection with the Business; and

    (vi)       all Contracts relating to the future disposition or acquisition of any Sale Assets individually or in the aggregate material to the Business.

    (b)       Each Contract required to be disclosed in Section 2.10(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of such Sellerand, to the Knowledge of Sellers, of each other party thereto; and except as disclosed in Section 2.10(b) of the Disclosure Schedule neither such Seller nor, to the Knowledge of Sellers, any other party to such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) the effect of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        2.11    Licenses. Section 1.01(a)(vi) of the Disclosure Schedule contains a true and complete list of all Licenses used by such Seller in, and individually or in the aggregate with other such Licenses material to, the Business. Prior to the execution of this Agreement, such Seller has made available to Purchaser true and complete copies of all such Licenses. Except as disclosed in Section 2.11 of the Disclosure Schedule, (i) such Seller owns or validly holds all such Licenses; (ii) each Business License is valid, binding and in full force and effect; and (iii) to the Knowledge of Sellers, no Seller is in default (or with the giving of notice or lapse of time or both, would be in default) under any Business License the effect of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        2.12   Affiliate Transactions. Except as disclosed in Section 2.12(a) of the Disclosure Schedule, (i) no officer, director or Affiliate of such Seller provides or causes to be provided any assets, services or facilities used in connection with the Business which are individually or in the aggregate material to the Business, and (ii) the Business does not provide or cause to be provided any assets, services or facilities to any such officer, director or Affiliate which are individually or in the aggregate material to the Business.

        2.13    Sale Assets. The Sale Assets (as the same exist on the date hereof), when taken together with the Excluded Assets, constitute substantially all of the Assets and Properties used in the conduct of the Business as conducted by Sellers immediately prior to the date hereof.

        2.14    Employee Benefit Matters. None of the Sale Assets are, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

        2.15   Labor Relations. Except as disclosed in Section 2.15 of the Disclosure Schedule, no Employee is presently a member of a collective bargaining unit and, to the Knowledge of Sellers, there are no threatened or contemplated attempts to organize for collective bargaining purposes any Employee. Since January 1, 2005, there has been no work stoppage, strike or other concerted action by the Employees which individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        2.16    Brokers. Except for Peter J. Solomon Company, whose fees, commissions and expenses are the sole responsibility of Sellers, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Purchaser without the intervention of any Person on behalf of Sellers in such manner as to give rise to any valid claim by any Person against Purchaser for a finder’s fee, brokerage commission or similar payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Sellers as follows:

        3.01   Corporate Existence. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Colorado. Purchaser has full corporate power and authority to enter into this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

        3.02    Authority. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

        3.03   No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

    (a)            conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws of Purchaser;

    (b)            conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement or any of such Operative Agreements); or

    (c)            except as would not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or by any such Operative Agreements or to perform its obligations hereunder or thereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its Assets and Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

        3.04    Governmental Approvals. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the Operative Agreements to which it is a party or the consummation by Purchaser of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or any of such Operative Agreements or to perform its obligations hereunder or thereunder.

        3.05   Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

        3.06    Brokers. Except for Persons whose fees, commissions and expenses are the sole responsibility of Purchaser, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Sellers without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Sellers for a finder’s fee, brokerage commission or similar payment.

        3.07   Financing. Purchaser will have on the Closing Date sufficient cash and/or available credit facilities (and has provided Sellers with satisfactory evidence thereof) to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement and the Operative Agreements.

ARTICLE IV

COVENANTS OF SELLERS

        Sellers covenant and agree with Purchaser that, at all times from and after the date hereof until the Closing, and subject, from and after the Petition Date, to the limitations imposed on any Seller by Law as a result of Sellers having filed for petitions for relief under the Bankruptcy Code, Sellers will comply with all covenants and provisions of this Article IV, except to the extent Purchaser may otherwise consent in writing.

        4.01   Investigation by Purchaser. Sellers will (a) provide Purchaser and its officers, employees, counsel, accountants, financial advisors, consultants and other representatives (collectively, “Representatives”) with full access, upon reasonable prior notice and during normal business hours, to the Employees, officers and agents of Sellers who have any responsibility for the conduct of the Business, and to the Sale Assets, but only to the extent that such access does not unreasonably interfere with the Business and (b) furnish Purchaser and such other Persons with all such information and data (including without limitation copies of Business Contracts, Business Licenses, Personal Property Leases and other Business Books and Records) concerning the Business, the Sale Assets and the Assumed Liabilities as Purchaser or any of such other Persons reasonably may request in connection with such investigation, except to the extent that furnishing any such information or data would violate any Law, Order, Contract or License applicable to any Seller or by which any of its Assets and Properties is bound. Sellers shall notify Purchaser of (i) any material Contract entered into by Sellers, (ii) any material Contract that is terminated and (iii) any material amendment to a material Business Contract, in each case promptly and, in any event, not later than the third Business Day prior to the Auction.

        4.02    Conduct of Business. (a) Sellers will operate the Business only in the ordinary course. Without limiting the generality of the foregoing, Sellers will use commercially reasonable efforts, to the extent the officers of Sellers believe such action to be in the best interest of the Business, to (i) preserve intact the present business organization and reputation of the Business in all material respects, (ii) keep available (subject to dismissals and retirements in the ordinary course of business) the services of key Employees, (iii) maintain the Sale Assets in good working order and condition, ordinary wear and tear excepted, (iv) maintain the good will of key customers, suppliers, lenders and other Persons with whom Sellers otherwise have significant business relationships in connection with the Business, (v) not delay acceptance of returns beyond customary industry practice, (vi) maintain their software, webservers and vender inventory management systems in good working order, subject to customary outages and maintenance in the ordinary course of business, and (vii) not delay acceptance and/or processing of returns beyond five (5) Business Days. Sellers will pay, as they become due, all Post-Petition Liabilities that relate in any way to the Sale Assets or any assets, including without limitation the Real Property Leases, necessary for the Business to continue to operate in the ordinary course following the Petition Date.

        (b)     Sellers agree that, during the period between the date of this Agreement and the Closing Date, they will not (i) sell or otherwise transfer any of the Intangible Personal Property or (ii) fail to take any actions that are reasonably necessary (as determined by Sellers using their good faith business judgment) in order to maintain any Intangible Personal Property which is necessary in order to operate the Business in the ordinary course (including without limitation, by filing all necessary documentation with relevant Governmental or Regulatory Authorities and paying all filing fees related thereto).

        4.03    Delivery of Books and Records, etc.

        On the Closing Date, each Seller will take all commercially reasonable steps to deliver or make available to Purchaser at the locations at which the Business is conducted or such other locations as Purchaser shall reasonably specify all of the Business Books and Records and such other Sale Assets as are in such Seller’s possession, and if at any time after the Closing any Seller discovers in its possession or under its control any other Business Books and Records or other Sale Assets, it will forthwith deliver such Business Books and Records or other Sale Assets to Purchaser.

        4.04   Fulfillment of Conditions. Each Seller will execute and deliver at the Closing each Operative Agreement that such Seller is required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

        4.05   Security Deposits. Sellers will take all commercially reasonable steps necessary to transfer to Purchaser on the Closing Date all of Sellers’ right, title and interest in and to the Security Deposits.

        4.06    363/365 Order. On the Petition Date, Sellers shall file a motion (the “363/365 Motion”) with the Bankruptcy Court seeking entry of the 363/365 Order. The 363/365 Order shall be in the form attached hereto as Exhibit D. Sellers shall request that the Bankruptcy Court hold the hearing on the 363/365 Motion as soon as practicable after the filing of the 363/365 Motion consistent with the Federal Rules of Bankruptcy Procedure and applicable local rules (without requiring that Sellers seek to have such hearing held on shortened or expedited notice).

        4.07    Alternative Transaction. Until the termination of this Agreement in accordance with its terms, Sellers and their Affiliates and Representatives shall be permitted to solicit inquiries, proposals, offers or bids from, and negotiate with, any Person other than Purchaser relating to an Alternative Transaction; provided, however, that Sellers and their Affiliates may enter into any definitive agreement with respect thereto only if such Alternative Transaction is a Superior Transaction. Without limiting the foregoing, Sellers and their Affiliates and Representatives shall be permitted to supply information relating to Sellers and the Sale Assets to prospective purchasers that have executed a confidentiality agreement with any Seller or its Affiliates. Neither Sellers nor any of their respective Affiliates shall have any liability to Purchaser, either under or relating to this Agreement or any applicable Law, by virtue of entering into or seeking Bankruptcy Court approval of such definitive agreement for an Alternative Transaction pursuant to this Section 4.07 or for failure to comply with the obligations in Section 4.06; provided, that Purchaser is paid any Breakup Fee and Expense Reimbursement to the extent required pursuant to Section 1.03 at the time provided for therein. Sellers and Purchaser agree to comply in all material respects with the terms of the Bidding Procedures Order and agree that to the extent there is a conflict between this Agreement and the Bidding Procedures Order, the Bidding Procedures Order shall govern in all respects.

        4.08    Investments. Sellers agree that, during the period between the date of this Agreement and the Closing Date, they shall:

    (a)               (i) maintain sufficient liquidity in order to enable Sellers to purchase infomercial airtime on television in accordance with the terms of Sellers’ revised media plan (a copy of which has previously been made available to Purchaser) and (ii) purchase such airtime to the extent that (A) Sellers reasonably believe that it is in the best interests of the Business to do so and (B) such purchase would not require Sellers to make inventory purchases in a manner inconsistent with the past purchase practices of Sellers and the ordinary course of their business; and

    (b)               make investments with respect to retail products and direct products in accordance with the terms set forth on Schedule 4.08.

        4.09    Meetings. To the extent requested by Purchaser, Sellers shall schedule a meeting to discuss transitional issues related to the transactions contemplated by this Agreement with any customer listed under the heading “Key Sales Accounts” on Schedule 6.02 and with any counterparty to a Contract listed under the heading “Key Business Contracts” on Schedule 6.02, which meeting shall be attended by Purchaser and Sellers, provided, that Sellers shall be entitled to approve any agenda or presentation to be made by Purchaser at such meeting (such approval not to be unreasonably withheld).

        4.10   Deliveries. No later than July 31, 2005, Sellers shall deliver to Purchaser (for informational purposes only) the unaudited balance sheet of the Business as of June 30, 2005, and the related unaudited statement of operations for the 6 month period then ended. No later than August 30, 2005, Sellers shall deliver to Purchaser (for informational purposes only) the unaudited balance sheet of the Business as of July 31, 2005, and the related unaudited statement of operations for the 7 month period then ended. If the Closing Date occurs on any date after September 21, 2005, then Sellers shall deliver, on the Closing Date, to Purchaser (for informational purposes only) the unaudited balance sheet of the Business as of August 31, 2005, and the related unaudited statement of operations for the 8 month period then ended.

ARTICLE V

COVENANTS OF PURCHASER

        Purchaser covenants and agrees with Sellers that, at all times from and after the date hereof until the Closing, Purchaser will comply with all covenants and provisions of this Article V, except to the extent Sellers may otherwise consent in writing.

        5.01    Fulfillment of Conditions. Purchaser covenants and agrees with Sellers that Purchaser will execute and deliver at the Closing each Operative Agreement that Purchaser is hereby required to execute and deliver as a condition to the Closing, and that, at all times from and after the date hereof until the Closing, Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Sellers contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

        5.02   Bankruptcy Matters. Purchaser agrees to cooperate with any reasonable request made by Sellers in connection with their efforts to secure the entry of the Bidding Procedures and the 363/365 Order, including, without limitation, making officers and other principals of the Purchaser and its Affiliates available for testimony before the Bankruptcy Court.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF PURCHASER

        The obligations of Purchaser hereunder to purchase the Sale Assets and to assume and pay, perform and discharge the Assumed Liabilities are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

        6.01   Representations and Warranties. The representations and warranties made by Sellers in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

        6.02   Performance. Each of the Sellers shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by such Seller at or before the Closing. No event or circumstance shall have occurred since the date of this Agreement which is reasonably likely to result in a Material Adverse Effect, including without limitation, (a) the discontinuance, by any entity listed under “Key Sales Account” on Schedule 6.02, of its relationship with Sellers (and not by reason of (i) the liquidation, dissolution or bankruptcy of such entity, (ii) the discontinuance by such entity of any product line which is the subject of the relevant sales account, or (iii) the merger, consolidation or sale of substantially all of the assets of such entity if the combined, resulting or purchasing entity continues its relationship with Sellers); (b) if, for the period commencing May 1, 2005 and ending August 31, 2005, aggregate gross revenues from the “Key Sales Accounts” set forth on Schedule 6.02 are less than $9,989,000; (c) the termination of any “Key Business Contract” set forth on Schedule 6.02 by the counterparty to such Business Contract; and (d) any failure of the “Key Business Systems” set forth on Schedule 6.02 to remain in good working order through the Closing Date, subject to customary outages and maintenance in the ordinary course of business.

        6.03   Officers’Certificates. Each Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed in the name and on behalf of such Seller by the President or any Executive Vice President of such Seller, substantially in the form and to the effect of Exhibit E hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of such Seller, substantially in the form and to the effect of Exhibit F hereto.

        6.04    Orders and Laws.

    (a)               There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

    (b)               The 363/365 Order shall have been entered by the Bankruptcy Court in the form attached as Exhibit D hereto or with such changes that are reasonably acceptable to Purchaser and Seller, and no stay of the effectiveness of the 363/365 Order pending appeal or pending review, rehearing, or certiorari has been issued.

        6.05   Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Sellers to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

        6.06   Third Party Consents. The consents (or in lieu thereof waivers) listed in Schedule 6.06 shall have been obtained and shall be in full force and effect.

        6.07   Deliveries. Sellers shall have delivered to Purchaser (i) the General Assignment and the other Assignment Instruments (ii) the financial statements referred to in Section 4.10, and (iii) copies of the final form of the audited balance sheet of the Business as of December 31, 2004 and the related audited statement of operations for the fiscal year then ended (the “Audited Financial Statements”), and copies of the results of the physical count of inventory as of approximately August 31, 2005.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SELLERS

        The obligations of Sellers hereunder to sell the Sale Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

        7.01    Representations and Warranties. The representations and warranties made by Purchaser in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

        7.02    Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

        7.03   Officers’Certificates. Purchaser shall have delivered to Sellers a certificate, dated the Closing Date and executed in the name and on behalf of Purchaser by the President or any Executive Vice President of Purchaser, substantially in the form and to the effect of Exhibit G hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser, substantially in the form and to the effect of Exhibit H hereto.

        7.04     Orders and Laws.

    (a)            There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

    (b)            The 363/365 Order shall have been entered by the Bankruptcy Court in the form attached as Exhibit D hereto or with such changes that are reasonably acceptable to Purchaser and Seller, and no stay of the effectiveness of the 363/365 Order pending appeal or pending review, rehearing, or certiorari has been issued.

        7.05   Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Sellers and Purchaser to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

        7.06   Third Party Consents. The consents (or in lieu thereof waivers) listed in Section 7.06 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

        7.07   Deliveries. Purchaser shall have delivered to Sellers (i) the Assumption Agreement and the other Assumption Instruments and (ii) evidence of the wire transfer(s) referred to in Section 1.05.

ARTICLE VIII

TAX MATTERS AND POST-CLOSING TAXES

        8.01   Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be borne equally by Seller and Purchaser, and each party, at its own expense, will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges. Notwithstanding the foregoing, Sellers shall seek inclusion in the 363/365 Order of a conclusion that the transactions contemplated by this Agreement are exempt from stamp or similar taxes on transfers pursuant to Section 1146 of the Bankruptcy Code.

        8.02   Cooperation. After the Closing Date, the parties shall cooperate fully with each other and shall make available to each other, as reasonably requested, all information, records or documents relating to Liabilities for Taxes or potential Liabilities for Taxes attributable to Sellers or Purchaser with respect to the Business or the Sale Assets and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof. The parties shall also make available to each other as reasonably requested, and at the reasonable cost of the requesting party (for out-of-pocket costs and expenses only), personnel responsible for preparing or maintaining information, records and documents in connection with Tax matters, including the parties’ accountants. In addition, Purchaser agrees to provide the same such cooperation and access set forth in this Section 8.02 to any Person to whom Sellers currently owe such obligations in connection with Sellers’ prior purchase of any of the Sale Assets.

        8.03   Tax Returns. Sellers shall be responsible for preparing and filing all Tax Returns relating to the Business and the Sale Assets for all taxable periods ending on or before the Closing Date and shall be responsible for paying all Taxes due for such periods. Purchaser shall be responsible for preparing and filing all other Tax Returns relating to the Business and the Sale Assets and shall be responsible for paying all Taxes relating to such Tax Returns.

ARTICLE IX

NON-SURVIVAL; NO OTHER REPRESENTATIONS

        9.01   Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall not survive beyond the Closing Date, and there shall be no liability in respect thereof, whether such liability has accrued prior to the Closing Date or after the Closing Date, on the part of either party or its officers, directors, employees, agents and Affiliates; provided, however, that all covenants and agreements, which, by their terms, contemplate performance after the Closing Date, shall survive in accordance with their terms. Nothing in the foregoing sentence shall preclude Purchaser from bringing an action for fraud involving intentional and wanton conduct involving the entire transaction provided for in this Agreement.

        9.02   No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Sellers are making no representation or warranty whatsoever, express or implied, including but not limited to any implied representation or warranty as to condition, merchantability or suitability as to any of the Sale Assets or other properties of the Business, except those representations and warranties contained in Article II and in any certificate delivered pursuant to Section 6.03. It is understood that, except to the extent otherwise expressly provided herein, Purchaser takes the Sale Assets “as is” and “where is”. In particular, Sellers make no representation or warranty to Purchaser with respect to (i) the information set forth in the Confidential Information Memorandum dated March 2005 delivered on behalf of Sellers by Peter J. Solomon Company or (ii) any financial projection or forecast relating to the Business. With respect to any such projection or forecast delivered by or on behalf of Sellers to Purchaser, Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (iv) it shall have no claim against Sellers with respect thereto.

ARTICLE X

TERMINATION

        10.01    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

    (a)            at any time before the Closing, by mutual written agreement of Sellers and Purchaser;

    (b)            by Purchaser in the event the Bankruptcy Court fails to enter the Bidding Procedures Order on or prior to twenty-five (25) Business Days following the date of this Agreement;

    (c)            at any time before the Closing, by Sellers or Purchaser, in the event that any Order or Law becomes effective restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements, upon notification of the non-terminating party by the terminating party;

    (d)            at any time before the Closing, so long as Purchaser is not then in breach of its obligations under this Agreement in any material respect, by Purchaser pursuant to written notice delivered to Seller, upon a breach of any covenant or agreement of Sellers set forth in this Agreement, or if any representation or warranty of Sellers shall have been or becomes untrue, in each case such that the conditions set forth in Section 6.01 or Section 6.02, as the case may be, would be unable to be satisfied and such breach or untruth cannot be cured by the Outside Date;

    (e)            at any time before the Closing, so long as Sellers are not then in breach of their obligations under this Agreement in any material respect, by Seller pursuant to written notice delivered to Purchaser, upon a breach of any covenant or agreement of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have been or becomes untrue, in each case such that the conditions set forth in Section 7.01 or Section 7.02, as the case may be, would be unable to be satisfied and such breach or untruth cannot be cured by the Outside Date;

    (f)            by Sellers, at any time after the Bankruptcy Court approves an Alternative Transaction, or Purchaser, upon, but not prior to, the closing of an Alternative Transaction;

    (g)            by Purchaser, if the Bankruptcy Court fails to enter the 363/365 Order on or prior to August 31, 2005;

    (h)            at any time after September 30, 2005 (as may be extended by written agreement of the parties, the “Outside Date”) by Sellers or Purchaser upon notification by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a material breach of this Agreement by the terminating party; or

    (i)            by Purchaser, within three Business Days after delivery of the statement of operations contained in the Audited Financial Statements, if such statement contains any (A) decrease in net revenues of more than 1% or (B) increase in losses from operations before impairment loss of more than 5%, in each case as compared to the draft of the statement of operations disclosed in Schedule 10.01(i); provided, however, that any changes appearing in the audited statement of operations in the amounts related to (i) accrued litigation, (ii) goodwill and intangibles, (iii) accruals for legal matters or (iv) the Excluded Business shall not be taken into account in determining any such decrease or increase, as the case may be.

    (j)            By Purchaser at any time after it is no longer required to keep the highest bid made by it at the Auction open in accordance with Section 1.03(b)(viii).

        10.02    Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Sellers or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to (a) payment of the Breakup Fee in accordance with Section 1.03(b)(i), (b) payment of the Expense Reimbursement in accordance with Sections 1.03(b)(ii), (c) payment of the Earnest Money in accordance with Section 1.03(c), (d) the Damages Amount in accordance with Section 10.03, (e) expenses in accordance with Section 12.04 and (f) confidentiality in accordance with Section 12.06will continue to apply following any such termination.

        10.03   Damages Amount. Notwithstanding anything to the contrary contained in this Agreement, Sellers shall be entitled to seek all remedies or causes of action to recover any damages sustained by Sellers from Purchaser’s breach of this Agreement, in an amount not to exceed $5 million (the “Damages Amount”). Any Earnest Money retained by Sellers shall be credited against the Damages Amount. The Damages Amount shall be in full settlement of any damages that Sellers may suffer or allege to have suffered as a result of any such breach by Purchaser and shall be the sole and exclusive remedy of Sellers in such event.

ARTICLE XI

DEFINITIONS

        11.01    Definitions.

    (a)    Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

    “363/365 Motion” has the meaning ascribed to it in Section 4.06.

    “363/365 Order”has the meaning ascribed to it in the forepart of this Agreement.

    “Accounting Adjustments” means the following adjustments to Working Capital: (i) all assets and liabilities of the Excluded Business, all income, gains, losses and expenses relating to the Excluded Business after April 30, 2005 and any proceeds arising from the sale of the Excluded Business shall in each case be excluded, except as provided in Section 1.04(b)(viii); (ii) Working Capital as of the Closing Date will be increased by 50% of the first $2 million of severance payments made by Sellers to Employees at the Closing Date (not including severance payments to Employees leaving prior to the Closing Date), provided that such increase will be reduced to the extent Sellers’ severance obligations at the Closing Date are reduced as a result of Purchaser’s election to hire Employees so that the maximum increase in Working Capital as of the Closing Date under this clause (ii) shall be $1,000,000, all or part of which shall be offset in an amount equal to any reduction in Sellers’ severance obligations as a result of the hiring of Employees by Purchaser or by 50% of the severance associated with those Employees leaving prior to the Closing Date; (iii) all indebtedness and other obligations to the Bank Group (other than as provided in clause (xiv) below) will be treated as long term liabilities; (iv) Working Capital as of the Closing Date will be increased by the $1.06 million principal payment made to the Bank Group in May 2005; (v) any increase in Liabilities owed to Quadrangle Group LLC from January 1, 2005 through the Closing Date shall be excluded from Working Capital (provided that any reduction in assets caused by payments of any such increased liabilities after December 31, 2004 shall be fully reflected in Working Capital as of the Closing Date); (vi) amounts expended pursuant to Section 4.08(b) will be deemed to be current assets as of the Closing Date, except to the extent amortized prior to the Closing Date in accordance with the Sellers’customary accounting practices; (vii) an additional amount will be added to current liabilities included in Working Capital as of the Closing Date equal to the amount of Liabilities assumed by Purchaser at the Closing Date from the vendors listed under the heading “Key Business Systems” on Schedule 6.02; (viii) Working Capital as of the Closing Date shall not be reduced by the payment of any Cure Amounts actually paid by Sellers; (ix) amounts appearing under the line items “net production costs” and “royalty advances” in Working Capital shall not be reduced for any write-offs for Yoga Live or any other discontinued programs in the period from May 1, 2005 through the Closing Date; (x) severance amounts due and not yet accrued to executives previously terminated by Sellers shall be excluded; (xi) amounts due to Employees under Sellers’ Key Employee Retention Plan shall be excluded; (xii) any accrued severance and WARN related payments due to Employees in anticipation of or in connection with the transactions contemplated by this Agreement shall be excluded; (xiii) the amount of any liability for pending or threatened litigation, disputes or claims (including, without limitation, as may be asserted in any proof of claim filed in connection with the Bankruptcy Cases) that were not accrued on the Audited Financial Statements or that have arisen since January 1, 2005 shall be excluded, but only to the extent that such liabilities are not Assumed Liabilities; (xiv) any interest expense due to the Bank Group from January 1, 2005 through the Closing Date shall be excluded (other than any such interest expense for the four months ended April 30, 2005 in excess of $1,462,666); (xv) any bonus expense due to management Employees of Sellers which has been accrued as of December 31, 2004 shall be valued, as of the Closing Date, at the amount of such accrual; (xvi) any bonus expense due to management Employees of Sellers from January 1, 2005 through the Closing Date shall be excluded; (xvii) in the event that any Disputed Item relates to Sellers’ calculation of the allowance for inventory obsolescence, allowance for inventory obsolescence shall not be attributed a value greater than the sum of (A) the value set forth for such allowance on the Initial Adjustment Statement or the Final Adjustment Statement and (B) three percent (3%) of gross inventory (before allowance for such obsolescence); (xviii) any fees or expenses of professionals due as of the Closing Date which were incurred in connection with (A) the sale of Sellers’ assets (including, without limitation, the Excluded Business) and (B) the filing and administration of the Bankruptcy Cases; (xix) except as provided in any other clause of this definition, Sellers shall record all liabilities as incurred, in accordance with the Accounting Principles, and shall not reduce such liabilities as a result of non-payment (whether due to discharge in connection with proceedings in the Bankruptcy Cases or otherwise) or reduce liabilities from June 1, 2005 onwards through settlement negotiations resulting from Sellers inability to satisfy its obligations on a timely basis and/or its impending bankruptcy other than a reduction in liabilities in an amount equal to the amount of any settlement payment actually made; (xx) any products (other than “Charlton Heston”) listed on Schedule 1.02(a) which are manufactured by Sellers between the date of this Agreement and the Closing Date shall not be included as inventory for purposes of determining Working Capital as of the Closing Date; and (xxi) the following liabilities of Sellers, each of which has been accrued as of December 31, 2004, shall be valued, as of the Closing Date, at the amount of such accrual (but only to the extent that such liabilities as of December 31, 2004 remain unpaid as of the Closing Date): Fee owed to Quadrangle; Executive Severance owed to David Tanzer, Lilly Rettis, Jerry Love and Karen Gross; Amount due to Attorney General NJ; Amounts due to Polygram; Reserve for Royalty Claims; and Royalties Payable relating to “Rudolph” and “Universal”.

    “Accounting Principles” means GAAP (without taking into account Purchaser’s future plans for the Business).

    “Accounts Receivable” has the meaning ascribed to it in Section 1.01(a)(i).

    “Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

    “Advances”has the meaning ascribed to it in Section 1.01(a)(xi).

    “Affiliate”means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

    “Agreement”means this Asset Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered in accordance with Sections 6.03 and 7.03, as the same shall be amended from time to time.

    “Alternative Purchaser” has the meaning ascribed to it in Section 1.03(b)(v).

    “Alternative Transaction”means a sale of the Sale Assets (or any portion thereof) to a person other than Purchaser, whether effectuated through a disposition of assets or equity in the Sellers or a merger, consolidation, exchange or other form of business combination, and whether implemented through a sale under sections 363 and 365 of the Bankruptcy Code or pursuant to a plan of reorganization of liquidation of the Sellers.

    “Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

    “Assigned Contracts” has the meaning ascribed to it in Section 1.02(a).

    “Assignment Instruments” has the meaning ascribed to it in Section 1.04.

    “Assumed Liabilities” has the meaning ascribed to it in Section 1.02(b).

    “Assumption Agreement” has the meaning ascribed to it in Section 1.04.

    “Assumption Instruments”has the meaning ascribed to it in Section 1.04.

    “Auction”has the meaning ascribed in Section 1.03(b)(vi).

    “Audited Financial Statements” has the meaning ascribed to it in Section 6.07.

    “Bank Group” means the lenders party to the Credit Agreement, dated as of February 6, 2003, among GT Brands Holdings, LLC, GT Brands LLC, the several banks and other financial institutions or entities from time to time parties thereto, JPMorgan Chase Bank, N.A., as documentation agent, Bank of America, N.A., and HSBC Bank USA, as co-syndication agents, and JPMorgan Chase, N.A., as administrative agent, as such agreement may be amended, supplemented or otherwise modified, from time to time.

    “Bankruptcy Cases” has the meaning ascribed to it in the forepart of this Agreement.

    “Bankruptcy Code”has the meaning ascribed to it in the forepart of this Agreement.

    “Bankruptcy Court” has the meaning ascribed to it in the forepart of this Agreement.

    “Base Price” has the meaning ascribed to it in Section 1.04(a).

    “Bidding Procedures” has the meaning ascribed to it in Section 1.03(a).

    “Bidding Procedures Motion” has the meaning ascribed to it in Section 1.03(a).

    “Bidding Procedures Order” has the meaning ascribed to it in Section 1.03(a).

    “Books and Records” of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and Assets and Properties of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

    “Breakup Fee” has the meaning ascribed to it in Section 1.03(b)(i) of this Agreement.

    “BSBP”has the meaning ascribed to it in the forepart of this Agreement.

    “Business”has the meaning ascribed to it in the forepart of this Agreement.

    “Business Books and Records” has the meaning ascribed to it in Section 1.01(a)(vii).

    “Business Contracts” has the meaning ascribed to it in Section 1.01(a)(iii).

    “Business Day”means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

    “Business Licenses” has the meaning ascribed to it in Section 1.01(a)(vi).

    “Closing”means the closing of the transactions contemplated by Section 1.04.

    “Closing Date” means (a) the later of (i) thefifteenth Business Day following the satisfaction of the conditions set forth in Sections 6.04(b) and 7.04(b) and (ii) the third Business Day after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections 6.05 through 6.06 and Sections 7.05 through 7.06 has been obtained, made or given or has expired, as applicable, or (b) such other date as Purchaser and Sellers mutually agree upon in writing.

    “Code”means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

    “Collective Bargaining Arrangement” means the agreement in principal as described in Section 2.15 of the Disclosure Schedule.

    “Contract”means any written agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

    “Creditors’Committee” means any creditors’ committee appointed in the Chapter 11 Case.

    “Cure Amounts” has the meaning ascribed to it in Section 1.02(a).

    “Damages Amount” has the meaning ascribed to it in Section 10.03.

    “Deposit Escrow Agreement” means that certain Deposit Escrow Agreement to be entered into among Purchaser and Sellers in substantially the form of Exhibit A hereto.

    “Disclosure Schedule” means the record delivered to Purchaser by Sellers herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Sellers pursuant to this Agreement.

    “Disputed Items” has the meaning ascribed to it in Section 1.04(b).

    “Earnest Money” has the meaning ascribed to it in Section 1.03(c).

    “Employee”means each employee, officer or consultant of Sellers engaged in the conduct of the Business, other than any employee, officer or consultant engaged exclusively in the Excluded Business.

    “Escrow Agent” has the meaning ascribed to it in Section 1.03(c).

    “Expense Reimbursement” has the meaning ascribed to it in Section 1.03(b)(ii).

    “ERISA”means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

    “Excluded Assets” has the meaning ascribed to it in Section 1.01(b).

    “Excluded Books and Records” has the meaning ascribed to it in Section 1.01(b)(vi).

    “Excluded Business” has the meaning ascribed to it in the forepart of this Agreement.

    “Excluded Contracts”has the meaning ascribed to it in Section 1.01(b)(x).

    “Final Adjustment Amount” has the meaning ascribed to it in Section 1.04(b)(v).

    “Final Adjustment Statement” shall mean a statement of the Final Adjustment Amount prepared in good faith and in accordance with the Accounting Principles and reflecting the Accounting Adjustments, and such documentation reasonably necessary to support the Final Adjustment Amount.

    “Final Net Assets Amount” has the meaning ascribed to it in Section 1.04(b)(vi).

    “Final Net Assets Statement” shall mean a statement of the Final Net Assets Amount prepared in good faith in accordance with the Accounting Principles, and such documentation reasonably necessary to support the Final Net Assets Amount.

    “Final Statements” has the meaning ascribed to it in Section 1.04(b)(iii).

    “Financial Statements” has the meaning ascribed to it in Section 2.05(a).

    “GAAP”means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

    “General Assignment” has the meaning ascribed to it in Section 1.04.

    “GoodTimes LLC” has the meaning ascribed to it in the forepart of this Agreement.

    “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision thereof.

    “GT”has the meaning ascribed to it in the forepart of this Agreement.

    “GT Merchandising” has the meaning ascribed to it in the forepart of this Agreement.

    “Gym Time” has the meaning ascribed to it in the forepart of this Agreement.

    “Indebtedness”of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

    “Independent Accountant” has the meaning ascribed to it in Section 1.04(b)(iv).

    “Initial Adjustment Amount” shall be the negative or positive amount, if any, equal to the difference between Working Capital reflected in the Initial Adjustment Statement and the working capital of Sellers as of December 31, 2004 in the amount set forth on Schedule 11.01A. For purposes of calculating the Initial Adjustment Amount, Working Capital as of the Closing Date shall be increased by an amount equal to any negative Initial Net Assets Amount.

    “Initial Adjustment Statement” shall mean a calculation of the Working Capital as of the Closing Date and the Initial Adjustment Amount, prepared in good faith and in accordance with the Accounting Principles, and reflecting the Accounting Adjustments.

    “Initial Net Assets Amount” shall be the negative or positive amount, if any, equal to the difference between Net Assets reflected in the Initial Net Assets Statement, and the amount of Net Assets set forth on Schedule 11.01B.

    “Initial Net Assets Statement” shall mean a calculation of Net Assets as of the Closing Date and the Initial Net Assets Amount, prepared in good faith and in accordance with the Accounting Principles.

    “Initial Statements” has the meaning ascribed to such term in Section 1.04(b)(ii).

    “Intangible Personal Property” means the Intellectual Property listed in Section 1.01(a)(v) of the Disclosure Schedule.

    “Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, domain names, inventions, copyrights and copyright rights, and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

    “Inventory”has the meaning ascribed to such term in Section 1.01(a)(viii).

    “Knowledge of Sellers” means the actual knowledge of the officers and employees of Sellers listed in Section 11.01 of the Disclosure Schedule.

    “Laws”means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any domestic, state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

    “Liabilities”means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

    “Licenses”means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

    “Liens”means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

    “Loss”means any and all damages, fines, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

    “Material Adverse Effect” means any change, circumstance or event that is materially adverse to the business, Sale Assets or financial condition of the Business, taken as a whole, as the same shall have been used on the date hereof, excluding any such change, circumstance or event to the extent resulting from (i) the economy or securities markets in general, (ii) the announcement, pendency or consummation of the sale of the Sale Assets or any other action by Sellers or their Affiliates contemplated by or required by this Agreement, (iii) any changes in general economic, political or regulatory conditions in the industry in which the Business operates, (iv) any change of Law, (v) the filing of the Bankruptcy Cases, (vi) the conversion or dismissal of the Bankruptcy Cases or (vii) the appointment of a chapter 11 trustee or examiner in the Bankruptcy Cases.

    “NASDAQ”means the National Association of Securities Dealers Automated Quotation System.

    “Net Assets” means the sum of accounts receivable (net of bad debt allowance) and inventory (net of allowance for inventory obsolescence) of Sellers, in each case determined in accordance with the Accounting Principles as of the Closing Date; provided, that in the event any Disputed Item relates to Sellers calculation of the allowance for inventory obsolescence, then for purposes of calculating Net Assets, allowance for inventory obsolescence shall not be attributed a value greater than the sum of (A) the value set forth for such allowance on the Initial Net Assets Statement or the Final Net Assets Statement and (B) three percent (3%) of gross inventory (before allowance for such obsolescence).

    “Next Highest Bid” has the meaning ascribed to it in Section 1.03(b)(viii).

    “Non-Disclosure Agreement” means that certain non-disclosure agreement by and between GT Brands LLC and Gaiam, Inc., dated as of May 18, 2005.

    “Operative Agreements” means, collectively, the General Assignment and the other Assignment Instruments, the Assumption Agreement and the other Assumption Instruments and any support or other agreements to be entered into in connection with the transaction.

    “Order”means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

    “Ordinary Course Administrative Expenses” means obligations that constitute administrative expenses under section 503(b) of the Bankruptcy Code incurred on or after the Petition Date in the ordinary course of business (including without limitation payroll obligations) by any Seller to the extent related to the Business, the Sale Assets or the Assumed Liabilities.

    “Ordinary course of business” means, when used with respect to Sellers, the ordinary conduct of business of Sellers, taking into account, where applicable, the Chapter 11 Case.

    “Other Assets” has the meaning ascribed to it in Section 1.01(a)(xii).

    “Outside Date” has the meaning ascribed to it in Section 10.01(h).

    “Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to have a Material Adverse Effect.

    “Person”means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

    “Personal Property Leases” has the meaning ascribed to it in Section 1.01(a)(ix).

    “Petition Date”has the meaning ascribed to it in the forepart of this Agreement.

    “Post-Petition Liabilities” means any Liabilities not otherwise listed in Section 1.02(b)but which are incurred by any Seller on or after the Petition Date in the ordinary course of business, to the extent such Liabilities relate to the Business, the Sale Assets or the Assumed Liabilities including, without limitation, all Ordinary Course Administrative Expenses.

    “Prepaid Expenses” has the meaning ascribed to it in Section 1.01(a)(iv).

    “Purchase Price” has the meaning ascribed to it in Section 1.04(a).

    “Purchaser”has the meaning ascribed to it in the forepart of this Agreement.

    “Purchaser’s Cure Payment” has the meaning ascribed to it in Section 1.02(a).

    “Qualified Bid” has the meaning ascribed in Section 1.03(b)(vii).

    “Qualified Bidder”has the meaning ascribed in Section 1.03(b)(vi).

    “Real Property Leases” has the meaning ascribed to it in Section 1.01(b)(xi). “Representatives” has the meaning ascribed to it in Section 4.01.

    “Sale Assets” has the meaning ascribed to it in Section 1.01(a).

    “Security Deposits” has the meaning ascribed to it in Section 1.01(a)(x).

    “Sellers”has the meaning ascribed to it in the forepart of this Agreement.

    “Superior Transaction” means one or more proposals made by one or more third parties for one or more Alternative Transactions that represent, alone or in the aggregate, and in Sellers’ discretion, in consultation with the Bank Group and the Creditors’Committee, a higher or better offer for the Sale Assets (or any portion thereof) held by or equity interests held by or in any Seller than the offer made by Purchaser pursuant to the terms of this Agreement.

    “Tangible Personal Property” has the meaning ascribed to it in Section 1.01(a)(ii).

    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, including, where permitted or required, combined or consolidated returns for any group of entities that includes any Seller.

    “Taxes”means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and any expenses incurred in connection with the determination, settlement or litigation of any Liability for Taxes.

    “WARN”has the meaning ascribed in Section 12.16(c).

    “Winning Bid” has the meaning ascribed in Section 1.03(b)(viii).

    “Working Capital”means the amount by which the current assets of Sellers included in the categories of line items set forth in Schedule 11.01A exceeds the current liabilities of Sellers included in the categories of line items set forth in Schedule 11.01A, in each case determined in accordance with the Accounting Principles and reflecting the Accounting Adjustments; for purposes of clarification, notwithstanding the inclusion of cash in the calculation of Working Capital, cash and the other assets listed in Section 1.01(b)(i) shall remain Excluded Assets and shall not be transferred or sold to Purchaser.

    (b)           Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the phrase “ordinary course of business” refers to the business of Sellers in connection with the Business. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

ARTICLE XII

MISCELLANEOUS

        12.01   Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission, mailed (return receipt requested, first class postage prepaid) or overnight courier to the parties at the following addresses or facsimile numbers:

        If to Purchaser, to:

Gaiam, Inc. 360 Interlocken Blvd. Broomfield, CO 80222 Facsimile No.: 303-222-3609 Attn: Jirka Rysavy

        with a copy to:

Bartlit Beck Herman Palenchar & Scott LLP 1899 Wynkoop Suite 800 Denver, CO 80202 Facsimile No.: 303-592-3140 Attn: Thomas R. Stephens

        If to Sellers, to:

GT Brands LLC 16 E. 40th Street New York, NY 10016 Facsimile No.: 212 951-3090 212 504-9506 Attn: Chief Executive Officer Chief Legal Officer

        with copies to:

Milbank, Tweed, Hadley & McCloy LLP One Chase Manhattan Plaza New York, NY 10005 Facsimile No.: 212-530-5219 Attn: Alexander M. Kaye
Goodwin Procter LLP 599 Lexington Avenue New York, New York 10022 Facsimile No.: 212-813-8900 Attn: Allan S. Brilliant

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail or overnight courier in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

        12.02    Bulk Sales Act. The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction.

        12.03    Entire Agreement. This Agreement, the Operative Agreements and the Non-Disclosure Agreement supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

        12.04   Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Sections 1.03 and 10.02), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

        12.05    Public Announcements. At all times at or before the Closing, Sellers and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom Sellers sell goods or provides services in connection with the Business or with whom Sellers otherwise have significant business relationships in connection with the Business with respect to this Agreement or the transactions contemplated hereby without the consent of the other, unless such disclosure is (i) required with respect to filings to be made with the Bankruptcy Court in connection with the Sellers’ Bankruptcy Cases or (ii) required by Law or the rules of NASDAQ, or other market on which Purchaser’s or its Affiliates’ stock is traded. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Sellers and Purchaser will also obtain the other party’s prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

        12.06    Confidentiality. Subject to and without limiting the terms of the Non-Disclosure Agreement, each party hereto will hold, and will use its best efforts to cause its Affiliates, and in the case of Purchaser, any Person who has provided, or who is considering providing, financing to Purchaser to finance all or any portion of the Purchase Price, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate, Person who has provided, or who is considering providing, financing or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser’s use of documents and information concerning the Business, the Sale Assets or the Assumed Liabilities furnished by Sellers hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates, any Person who has provided, or who is providing, financing to such party and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

        12.07    Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        12.08   Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

        12.09   No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

        12.10   No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        12.11   Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        12.12   Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

        12.13   Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        12.14   Governing Law. This Agreement shall be governed by and construed in accordance with the applicable provisions of the Bankruptcy Code and the Laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

        12.15    Submission to Jurisdiction; Waiver of Jury Trial.(a) The parties hereto agree that the United States Bankruptcy Courts for the Southern District of New York (or to the extent the reference is withdrawn, the United States District Court for the Southern District of New York) shall have exclusive jurisdiction over any dispute or controversy arising out of or relating to this Agreement or, if the Bankruptcy Court refuses to exercise jurisdiction over such controversy, the courts of the State of New York, New York County shall have exclusive jurisdiction. Each of the parties irrevocably submits to the jurisdiction of each such court, waives any objection to venue and defense of inconvenient forum to the maintenance of any action or proceeding so brought, agrees that all claims in respect of the Action or Proceeding shall be heard and determined only in any such court and agrees not to bring any Action or Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (other than enforcement of judgments obtained therein) in any other court and waives any bond, surety, or other security that might be required of any other party with respect thereto.

    (b)            THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

12.16    Employees.

    (a)            Sellers shall pay and/or otherwise satisfy all obligations of Sellers to Employees through the Closing Date, including without limitation all severance payments due at the Closing Date. Purchaser shall have the right and option, but not the obligation, to offer employment to and hire any Employees as of or after the Closing Date. Purchaser shall not assume any liabilities or obligations of Sellers with respect to the Employees, including those employees hired by Purchaser.

    (b)            Notwithstanding Purchaser’s decision to hire any of the Employees, Purchaser shall not be liable or obligated under any employee benefit plan or for any other employee benefits that may have been established by Sellers for its employees or health insurance benefits that may have accrued to such employees prior to the Closing Date. Sellers expressly acknowledge that they have sole liability for all compensation and employee benefit costs accrued as of the Closing Date and as between Purchaser and Sellers, for all medical, workmen’s compensation and other similar costs and expenses for any employee condition, illness or injury, unless the employee becomes an employee of Purchaser and then only for such condition, illness or injury which arose before the employee became an employee of Purchaser, whether or not any or all of such employees are subsequently hired by Purchaser. Without limiting the generality of the foregoing, Sellers acknowledge and agree that Sellers shall retain all liabilities and obligations relating to its benefit plans, including without limitation any liabilities or obligations relating to any employee pension plans subject to Title IV of ERISA or Section 412 of the Code, and that Purchaser does not assume the sponsorship of, the responsibility of contributions to, or any liabilities in connection with any benefit plan.

    (c)            Except as provided in paragraph (e) below and except that a portion of Sellers’ severance payments at the Closing Date shall be included in the working capital adjustment as provided in Section 1.04(b), Purchaser shall have no obligation to provide severance benefits on behalf of any of the Employees. Sellers acknowledge that they are solely responsible for issuing, serving and delivering all orders and notices required, if any, pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, in connection with the termination of employees of Sellers prior to the Closing Date and for any financial obligations and liabilities in connection therewith or otherwise required in connection with the termination of the Employees.

    (d)            Sellers will permit Purchaser to meet with Employees prior to the Closing to arrange for the transition of ownership and to discuss employment with Purchaser, and Purchaser may meet with management and headquarters personnel of Sellers, provided that (i) such meetings shall be held during normal business hours and in such a manner so as not to interfere with the normal business operations and (ii) Sellers and its Representatives shall have the right to be present at any such meetings.

    (e)            If Purchaser hires any Employee but, within 45 days after the Closing Date, (i) terminates such Employee, (ii) with respect to any Employee covered under Sellers’ Key Employee Retention Plan, materially changes such Employees compensation or responsibility from such currently provided by or held with Sellers, or requires the location of employment to be outside of a 35 mile radius of such Employees’ current location of employment, or (iii) with respect to any other Employee, materially changes such Employees’ compensation from such compensation currently provided by Sellers, or requires the location of employment to be outside of a 35 mile radius of such Employees’ current location of employment, then Purchaser agrees to pay such Employee any severance amounts to which such Employee would have been entitled, based on Seller’s severance arrangements as in effect as of June 1, 2005 and as disclosed to Purchaser prior to the date of this Agreement.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

GAIAM, INC.

By: /s/Jirka Rysavy
     Name: Jirka Rysavy
     Title: Chief Executive Officer

GT BRANDS LLC

By: /s/Steven DeLorenzo
     Name: Steven DeLorenzo
     Title: Chief Financial Officer

GT MERCHANDISING & LICENSING LLC

By: /s/Steven DeLorenzo
     Name: Steven DeLorenzo
     Title: Chief Financial Officer

GYM TIME, LLC

By: /s/Steven DeLorenzo
     Name: Steven DeLorenzo
     Title: Chief Financial Officer

BSBP PRODUCTIONS LLC

By: /s/Steven DeLorenzo
     Name: Steven DeLorenzo
     Title: Chief Financial Officer

GOODTIMES ENTERTAINMENT LLC

By: /s/Steven DeLorenzo
     Name: Steven DeLorenzo
     Title: Chief Financial Officer